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                                                                      Exhibit 12
METROPOLITAN FINANCIAL CORP.
Computation of Earnings to Fixed Charges
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

Computation of Earnings                                   1998          1997        1996         1995         1994
Net income                                              7,039,495    5,802,887    1,538,903    3,542,419    3,436,789

Income taxes                                            4,049,000    3,492,000    1,095,000    2,154,700    1,987,143
                                                       ----------   ----------   ----------   ----------   ----------
Income before taxes                                    11,088,495    9,294,887    2,633,903    5,697,119    5,423,932

Fixed charges less interest                            11,577,389    7,890,654    5,275,600    3,574,470    1,254,223
                                                       ----------   ----------   ----------   ----------   ----------
Earnings excluding deposit interest                    22,665,884   17,185,541    7,909,503    9,271,589    6,678,155

Interest on Deposits                                   42,436,460   34,120,452   28,131,837   23,521,751   14,917,447
                                                       ----------   ----------   ----------   ----------   ----------
Earnings including Deposit Interest                    65,102,344   51,305,993   36,041,340   32,793,340   21,595,602
                                                       ==========   ==========   ==========   ==========   ==========

Interest expense                                       11,247,517    7,582,855    4,984,212    3,294,520    1,074,344

Gross rental expense                                      989,617      923,395      874,164      839,849      539,636
  Less: noninterest                                       659,745      615,597      582,776      559,899      359,757
                                                       ----------   ----------   ----------   ----------   ----------
                                                          329,872      307,798      291,388      279,950      179,879

                                                       ----------   ----------   ----------   ----------   ----------
Fixed charges excluding deposit interest               11,577,389    7,890,653    5,275,600    3,574,470    1,254,223

Interest on deposits                                   42,436,460   34,120,452   28,131,837   23,521,751   14,917,447
                                                       ----------   ----------   ----------   ----------   ----------
Fixed charges including interest                       54,013,849   42,011,105   33,407,437   27,096,221   16,171,670
                                                       ==========   ==========   ==========   ==========   ==========

Earnings to Fixed Charges excluding Deposit Interest         1.96         2.18         1.50         2.59         5.32

Earnings to Fixed Charges including Deposit Interest         1.21         1.22         1.08         1.21         1.34
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